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                     January 26, 2021

       James Woodall
       Chief Financial Officer
       Fidelity National Information Services, Inc.
       601 Riverside Avenue
       Jacksonville, FL 32204

                                                        Re: Fidelity National
Information Services, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 001-16427

       Dear Mr. Woodall:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Robert Rachofsky